LEGAL OPINION
                                  OF
                          WERBEL & CARNELUTTI
                      A Professional Corporation


                                    December 23, 1996


Excalibur Technologies Corporation
1921 Gallows Road, Suite 200
Vienna, VA  22182

Dear Sirs:

      We are acting as counsel to Excalibur Technologies Corporation (the "Company") in connection with the Registration Statement on Form S-3, filed on December 6, 1996 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 920,478 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

      We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

      Based upon the foregoing, we are of the opinion that upon issuance the Shares will have been validly issued and fully paid and will be non-assessable shares of Common Stock of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           WERBEL & CARNELUTTI

                           By /s/Robert H. Werbel
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